EXHIBIT 99

For Immediate Release          Contact: Karen A. Warren
December 23, 2003                      (Investor Relations)
                                        401-727-5401
                                        Wayne S. Charness
                                       (News Media)
                                        401-727-5983

         Hasbro, Inc. Announces Final Tender Results
PAWTUCKET, R.I.  - December 23, 2003 -- Hasbro, Inc. (NYSE:
HAS) announced today that its tender offer for all of its outstanding 8 1/2% Notes due 2006 (CUSIP No. 418056AL1, the "Notes") expired at 12:00 midnight New York City time, on December 22, 2003, and that it has accepted for payment and will purchase all Notes validly tendered pursuant to the tender offer and not withdrawn prior to such expiration.
The terms and conditions of the tender offer are set forth in Hasbro's Offer to Purchase dated November 24, 2003 and the related Letter of Transmittal (together, the "Tender Offer Documents"). The aggregate principal amount of the Notes validly tendered and not withdrawn was $167,257,000. The holders of the tendered Notes who tendered their Notes prior to 5:00 p.m. New York City time on December 8, 2003, the early tender date, will receive a price equal to $1,130.00 per $1,000 principal amount of the Notes plus accrued but unpaid interest to, but not including, the date of payment for the Notes. Holders who tendered their Notes after the early tender date will receive $1,110.00 per $1,000 principal amount of Notes, plus accrued but unpaid interest to, but not including, the date of payment for the Notes. The aggregate cost to purchase the Notes tendered pursuant to the tender offer is approximately $188,991,050 plus approximately $3,870,141 of accrued but unpaid interest to, but not including, the day of payment for the Notes.
     Following the purchase of the Notes accepted in the tender offer, approximately $32,743,000 in aggregate principal amount of the Notes will remain outstanding and are scheduled to mature on March 15, 2006.
     Bear, Stearns & Co. Inc. and Barclays Capital Inc. served as the Dealer Managers for the tender offer and D.F. King & Co., Inc. served as the Information Agent. Questions regarding the tender offer may be directed to Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free) or Barclays Capital Inc. at (888) 227-2275 (toll free).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements." These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Hasbro's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:
Hasbro's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or Hasbro's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which Hasbro operates throughout the world; the inventory policies of retailers, including the concentration of Hasbro's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact Hasbro's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of Hasbro's significant retailers which could negatively impact Hasbro's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of Hasbro's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of Hasbro's consolidation programs or alter Hasbro's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in Hasbro's public announcements and SEC filings. Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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